Exhibit 99.1

CC MEDIA HOLDINGS, INC. REPORTS
RESULTS FOR 2013 FOURTH QUARTER AND FULL YEAR

● Full year revenues totaled $6.2 billion, including 2% increase at Media+Entertainment (up 4% excluding political1), with Outdoor flat
● 2013 OIBDAN1 reached $1.7 billion, including 4% growth at Americas Outdoor, 9% increase at International Outdoor, excluding foreign exchange and divestitures, and 2% decline at Media+Entertainment
● Fourth quarter revenues flat (excluding political, revenues rose 4%, with Media+Entertainment up 8%)

----------------

San Antonio, February 20, 2014 – CC Media Holdings, Inc. (OTCBB: CCMO) today reported financial results for the fourth quarter and full year ended December 31, 2013.

“With our unmatched reach and unparalleled assets, we outperformed the radio market and capitalized on the growing out-of-the-home consumer trend in 2013,” Chairman and Chief Executive Officer Bob Pittman said.  “Clear Channel continued to create new businesses based on the strength of our core assets and to provide customized multi-platform market solutions to advertising partners that nobody else can.  At Media+Entertainment, we further expanded our events business – reaching nearly 4 billion social impressions with December’s Jingle Ball national tour, following up on September’s iHeartRadio Music Festival’s 2.3 billion social impressions.  We also partnered with The CW Network to air 7 shows on broadcast TV, reaching over 50 million TV viewers.  Our results at Outdoor reflected our sharp focus on rolling out new digital products in the U.S. and internationally, and on taking advantage of fast-growing emerging markets in Latin America and Asia.  As America’s leading multi-platform media company as measured by reach, we look forward to continuing to serve advertisers and consumers even better in 2014.”

“We succeeded this year in delivering a steady financial performance while investing for future growth across the company, despite challenging economic conditions,” said Rich Bressler, President and Chief Financial Officer.  “We hired top-caliber leaders at both Media+Entertainment and Outdoor, while executing on our revenue and efficiency initiatives that are building a strong foundation for our long-term success.  Importantly, our capital markets activities over the past months – including extending our maturities and selling non-core assets, like our stake in radio assets in Australia/New Zealand – have given us the financial flexibly to continue to grow our businesses.”

Full Year 2013 Results

Consolidated revenues decreased less than 1% to $6.24 billion for the full year 2013 compared to $6.25 billion in 2012.  Excluding political advertising, revenue was up 2%1.  Growth at Media+Entertainment and Americas outdoor was offset by declines at International outdoor, as well as our media representation business for which political revenues decreased $40 million compared to 2012, a presidential election year.

●
Media+Entertainment revenues grew $47 million, or 2% (up 4%, excluding political1), compared to 2012, driven primarily by stronger national and digital advertising, as well as promotional and event sponsorship with the expansion of the Jingle Ball tour, iHeartRadio Music Festival and album release events, partially offset by the decline in political advertising spend.

●
Americas outdoor revenues rose $11 million, or 1%, on a reported basis compared to 2012. New contracts drove higher occupancy and rates in traditional bulletins and posters, while higher revenues in digital displays were due to higher occupancy and capacity. Partially offsetting the growth of digital was the absence of revenue from the 77 digital boards in Los Angeles that were turned off due to a court ruling.

●
International outdoor revenues increased $3 million, or less than 1%, after adjusting for divestitures during the third quarter of 2012 ($20 million revenue reduction) and a $5 million increase from movements in foreign exchange rates.  Revenue growth in emerging markets, including China and Brazil, as well as strong performance in the UK, were offset in part by declines in developed markets, some of which faced challenging economic conditions, such as France.  On a reported basis, revenues decreased $12 million, or 1%, compared to 2012.

The Company’s OIBDAN1 declined 4% to $1.7 billion in 2013 compared to $1.8 billion in 2012 on a reported basis and excluding the effects of movements in foreign exchange rates and divestiture of businesses.  Included in the full year 2013 OIBDAN of $1.7 billion were $58 million of operating and corporate expenses related to the Company’s strategic revenue and efficiency initiatives to attract additional advertising dollars to the business and improve operating efficiencies, compared to $76 million of such expenses in 2012.  The decrease in OIBDAN was impacted by $25 million of litigation expenses in 2013 compared to $12 million in 2012, as well as a $21 million performance rights royalty credit the Company received in 2012 that did not recur in 2013.  OIBDAN for 2012 includes $27 million of legal and other costs in Latin America, which did not recur in 2013.

The Company’s consolidated EBITDA, as defined under its senior secured credit facilities, was $1.9 billion in 2013, down less than 1% from 2012.

The Company’s consolidated net loss totaled $584 million for 2013 compared to a consolidated net loss of $411 million in 2012, due primarily to lower operating income, higher interest expense and an impairment charge related to a non-consolidated affiliate resulting in a reduction in equity from nonconsolidated affiliates, partially offset by a gain on the sale of marketable securities and reduced losses on extinguishment of debt in 2013.

Fourth Quarter 2013 Results

Consolidated revenues totaled $1.7 billion, consistent with the fourth quarter of 2012.  Excluding political advertising, revenue was up 4%.1

●
Media+Entertainment revenues increased $24 million, or 3% (up 8%, excluding political1), due primarily to stronger national and digital advertising, as well as promotional and event sponsorship with the expansion of the Jingle Ball tour, iHeartRadio Music Festival and album release events.

●
Americas outdoor revenues decreased $6 million, or 2%, driven by lower revenues at airports due to lost contracts and the absence of revenue from the 77 digital boards in Los Angeles that were turned off due to a court ruling.  Partially offsetting these declines were higher occupancy and rate on traditional bulletins, as well as our growth from rising rates, capacity and occupancy of digital bulletins in our markets.

●
International outdoor revenues rose $9 million, or 2%.  Revenue growth in emerging markets including China was partly offset by declines in developed markets, some of which faced challenging economic conditions, such as France.

The Company’s OIBDAN1 was down 3%, or $15 million, to $530 million for the three months ended December 31, 2013, compared to $546 million for the same period of 2012 on a reported basis.  Operating expenses for Media+Entertainment increased as a result of continued investments in our national sales and programming capabilities, as well as higher expenses related to events and our digital platform.  Included in the 2013 fourth quarter OIBDAN were $18 million of operating and corporate expenses associated with the Company’s strategic revenue and efficiency initiatives to attract additional advertising dollars to its businesses and improve operating efficiencies, a decrease of $10 million compared to the same period of 2012.

The Company’s consolidated net loss was $302 million in the fourth quarter of 2013 compared to a consolidated net loss of $197 million in the same period of 2012.  This was due primarily to equity in losses of nonconsolidated affiliates and higher interest expense, and offset in part by greater operating income and reduced losses on the extinguishment of debt.

Key Highlights

The Company’s recent key highlights include:

Media+Entertainment

●
Announcing a multi-year partnership, the first of its kind for the industry, that enables Horizon Media to leverage Clear Channel’s unmatched cross-platform assets – including out-of-home, broadcast, mobile, digital and events – to deliver dynamic marketing solutions available nowhere else and prove the effectiveness and strong return on investment of broadcast and out-of-home to its clients.

●
Reaching 43 million iHeartRadio registered users, as of December 31, 2013, growing 84% from the end of 2012; crossing the 20 million registered user milestone faster than any other digital service; and surpassing 40 million registered users faster than Facebook, Twitter, or Pandora – second only to Instagram.  iHeartRadio’s total listening hours were up 29% over 2013, with approximately 300 million downloads and upgrades.  Mobile represented 54% of iHeartRadio total listening hours during the fourth quarter of 2013.

●	Continuing to work with Nielsen Audio and Nielsen Catalina Solutions to deliver a first-ever, single-source ROI measurement for radio.

●
Announcing the first-ever iHeartRadio Country Festival in Austin, Texas on Saturday, March 29, featuring such country stars as Luke Bryan, Jason Aldean, Florida Georgia Line, Lady Antebellum, Hunter Hayes, Carrie Underwood, Jake Owen and Dan + Shay, among many more.

●
Continuing to innovate in the automotive space and integrating the iHeartRadio app into Toyota, Lexus, Ford, GM, Chrysler, Nissan, Jaguar Land Rover, Volvo and Kia vehicles, while also making it available on the following automotive platforms:  AT&T Drive, QNX CAR Platform for Infotainment, Chevrolet AppShop and Bosch SoftTec’s InControl™ Apps.

●
Entering into innovative, market-based agreements with independent record labels to share digital and terrestrial revenues, helping to build a sustainable business model to drive the growth of the Internet radio industry.  Clear Channel has reached 25 agreements with record labels to date (19 signed in 2013), including last year’s landmark partnership with Warner Music Group.

●
Renewing the agreement with Relativity to promote its film releases with one-of-a-kind, cross-media marketing campaigns that utilize Clear Channel’s multi-platform media assets and unmatched reach, building on the successful collaborations for Relativity’s previous films:  Limitless, Immortals, Act of Valor, Safe Haven and Free Birds.

●
Creating the new unified Networks Group, headed by Clear Channel veteran Darren Davis, to further integrate Media+Entertainment’s Premiere Networks, Total Traffic and Weather Network, the 24/7 News Network and the iHeartRadio Network, and offer more compelling content opportunities for the company’s partners, affiliates, advertisers and consumers.

●	Selling our 50% ownership stake in Australia/New Zealand radio assets – a joint venture that was not consolidated in our financial statements. Net proceeds totaled approximately $220 million.

Americas Outdoor Advertising

●	Installing 67 new digital billboards for a year-end total of 1,148 across 37 U.S. markets.

●	Putting up three new full-motion digital billboards at the highly trafficked Penn Plaza, across from Madison Square Garden in New York City.

●	Launching 75 advertising displays and two digital screens in Boston’s South Station and becoming the new operator and media provider for the San Diego Metropolitan System’s 400-plus bus shelters.

●
Partnering with Washington State Municipalities and Seahawks sponsors to pay tribute to Super Bowl-winning Seattle Seahawks by dedicating 20 billboards within two miles of CenturyLink Field for two weeks to Seahawks’ fans as “the best in the NFL.”

●
Launching Clear Channel Airports’ new indoor digital media network for Philadelphia International Airport; renewing our multi-year deal with Signature Flight Support, the exclusive media provider for the company’s 62 private aviation terminals in the U.S.; and announcing the first 24-hour-a-day airport radio station – AIR Chicago – from Clear Channel Airports and iHeartRadio for O’Hare and Midway travelers.

●
Naming Kenneth Shapiro, an eighteen-year veteran of Turner Broadcasting Sales, as Executive Vice President of Sales for Clear Channel Outdoor – North America, responsible for sales to national clients in the U.S. and maximizing the results of all local selling in the U.S. and Canada.

International Outdoor Advertising

●
Contracting with the City of Rio de Janeiro in Brazil to convert static panels to digital on 70 clocks situated along the iconic beaches of Copacabana, Ipanema, Leblon and other high traffic spots in Rio City.  These premium sites will be ready for advertisers for the 2014 FIFA World Cup Brazil.

●
Becoming the exclusive operator of advertising space at Rome’s two airports to reach the 41 million air passengers traveling through Italy’s capital annually with new technology and state-of-the-art digital panels.

●
Winning a five-year contract with Sydney Trains to roll out one of the largest digital out-of-home infrastructures in the Sydney outdoor market, including an extensive network planned across premium concourse precincts at Sydney’s Central Business District key railway stations.

Revenues, Operating Expenses and OIBDAN by Segment

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2013	2012		2013	2012
Revenue1
CCME	$845,555	$821,472	3%	$3,131,595	$3,084,780	2%
Americas Outdoor	337,620	343,407	(2%)	1,290,452	1,279,257	1%
International Outdoor3	468,476	459,787	2%	1,655,738	1,667,687	(1%)
Other	60,086	89,970	(33%)	227,864	281,879	(19%)
Eliminations	(17,370)	(18,300)	(5%)	(62,605)	(66,719)	(6%)
Consolidated revenue	$1,694,367	$1,696,336	(0%)	$6,243,044	$6,246,884	(0%)

Operating expenses1,2
CCME	$519,445	$483,779	7%	$1,952,073	$1,871,742	4%
Americas Outdoor	202,493	212,938	(5%)	787,401	793,585	(1%)
International Outdoor3	349,946	356,868	(2%)	1,350,899	1,384,569	(2%)
Other	41,421	45,167	(8%)	165,512	177,482	(7%)
Eliminations	(17,370)	(18,300)	(5%)	(62,605)	(66,719)	(6%)
Consolidated operating expenses	$1,095,935	$1,080,452	1%	$4,193,280	$4,160,659	1%

OIBDAN1
CCME	$326,110	$337,693	(3%)	$1,179,522	$1,213,038	(3%)
Americas Outdoor	135,127	130,469	4%	503,051	485,672	4%
International Outdoor3	118,530	102,919	15%	304,839	283,118	8%
Other	18,665	44,803	(58%)	62,352	104,397	(40%)
Corporate1,4	(68,036)	(70,295)	(3%)	(307,467)	(268,826)	14%
Consolidated OIBDAN	$530,396	$545,589	(3%)	$1,742,297	$1,817,399	(4%)

Certain prior period amounts have been reclassified to conform to the 2013 presentation of financials throughout the press release.

1
See the end of this press release for reconciliations of (i) OIBDAN for each segment to consolidated operating income (loss); (ii) revenues excluding effects of foreign exchange and divestitures to revenues; (iii) direct operating and SG&A expenses excluding effects of foreign exchange and divestitures to expenses; (iv) OIBDAN excluding effects of foreign exchange and divestitures to OIBDAN; (v) revenues excluding effects of political revenues to CCME revenues; (vi) corporate expenses excluding non-cash compensation expenses to corporate expenses; and (vii) OIBDAN to net income (loss).  See also the definition of OIBDAN under the Supplemental Disclosure section in this release.

2	The Company’s operating expenses include direct operating expenses and SG&A expenses.

3
During 2012, the Company disposed of international businesses.  For the year ended December 31, 2012, these businesses contributed $20 million in revenues, $17 million in operating expenses, and $3 million in OIBDAN.

4
Includes Corporate for Clear Channel Outdoor Holdings, Inc. of $31 million and $117 million for the three months and year ended December 31, 2013, respectively. Includes Corporate for Clear Channel Outdoor Holdings, Inc. of $28 million and $105 million for the three months and year ended December 31, 2012, respectively.

Media+Entertainment

Media+Entertainment revenues rose $47 million, or 2%, in 2013 (up 4%, excluding political) driven primarily by national and digital sales, as well as promotional and event sponsorships in spite of reduced political advertising spend compared to 2012, which was a presidential election year.  Increases across multiple advertising categories were led by the telecommunications, retail and entertainment advertising markets.  Digital revenues benefited from higher total listening hours, which were up 29%, and from investments in a digital sales organization.  Promotional and event sponsorships also moved higher, driven by special events, such as the iHeartRadio Music Festival, Jingle Ball tour, iHeartRadio Ultimate Pool Party and album release events.

Operating expenses rose $80 million in 2013 compared to the previous year.  This increase reflects our continued investments in people and our digital platform, greater expenses associated with higher sales and increased listening hours, as well as promotional costs particularly related to the iHeartRadio Music Festival and Jingle Ball tour.  The increase in expenses is also driven by a $21 million credit related to performance royalties in 2012 that did not recur in 2013.  Expenses in 2013 also included an $11 million decrease due to investments in strategic revenue and efficiency initiatives.

OIBDAN declined $34 million, or 3%, to $1,180 million in 2013.  Included in 2013 OIBDAN are $10 million in expenses related to investments in strategic revenue and efficiency initiatives compared to $22 million in 2012.

Americas Outdoor Advertising

Americas outdoor revenues grew $11 million, or 1%, in 2013.  New contracts drove higher occupancy and rates in traditional bulletins and posters, while higher revenues in digital displays were due to higher occupancy and capacity.  Partially offsetting the growth of digital was the absence of revenue from the 77 digital boards in Los Angeles that were turned off due to a court ruling.  Revenues also declined in our specialty business and airports business due to lost contracts.

Operating expenses declined $6 million, or 1%, to $787 million for 2013.  Operating expenses in 2013 reflected a decrease in variable expenses, such as site lease expenses related to a decline in revenues in certain product lines that have lower margins.  Expenses in 2013 also included a $9 million decline related to investments in strategic revenue and efficiency initiatives.

OIBDAN increased $17 million, or 4%, to $503 million in 2013 compared to the previous year.  OIBDAN in 2013 included approximately $6 million of expenses related to certain investments in strategic revenue and efficiency initiatives compared to $15 million in 2012.

International Outdoor Advertising

International outdoor revenues rose $3 million, or less than 1%, in 2013, after adjusting for divestures during the third quarter of 2012 ($20 million revenue reduction) and a $5 million increase from movements in foreign exchange rates.  Revenue growth in emerging markets, China for example, was partially offset by revenue declines in developed markets, some of which faced challenging economic conditions, such as France.

On a reported basis, revenues decreased $12 million, or 1%, compared to 2012.

Operating expenses decreased $24 million in 2013, adjusting for $17 million of expenses resulting from the divestiture of businesses during the third quarter of 2012 and a $7 million increase from movements in foreign exchange rates.  Operating expenses declined due to a $27 million decrease in legal and other expenses in Latin America that did not recur in 2013 and cost savings from strategic investments made in previous periods, partly offset by higher costs in certain emerging markets and from new contracts in markets with greater revenue.

International outdoor OIBDAN in 2013 grew $26 million, or 9%, to $306 million, adjusting for the divestiture of businesses during the third quarter of 2012 of $3 million and adjusting for a $2 million increase from movements in foreign exchange rates. On a reported basis, OIBDAN was up $22 million, or 8%, to $305 million.

Conference Call

CC Media Holdings, Inc. along with its wholly owned subsidiary, Clear Channel Communications, Inc., and its publicly traded subsidiary, Clear Channel Outdoor Holdings, Inc., will host a conference call to discuss results on February 20, 2014, at 8:30 a.m. Eastern Time.  The conference call number is (800) 260-0719 (U.S. callers) and (612) 234-9962 (International callers) and the passcode for both is 319138.  A live audio webcast of the conference call will also be available on the investor section of www.clearchannel.com and www.clearchanneloutdoor.com.  After the live conference call, a replay will be available for 30 days.  The replay numbers are 800-475-6701 (U.S. callers) and 320-365-3844 (International callers) and the passcode for both is 319138.  An archive of the webcast will be available beginning 24 hours after the call for 30 days.

TABLE 1 - Financial Highlights of CC Media Holdings, Inc. and Subsidiaries

(In thousands)	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenue	$1,694,367	$1,696,336	$6,243,044	$6,246,884
Operating expenses:
Direct operating expenses	672,132	649,097	2,543,419	2,494,241
Selling, general and administrative expenses	423,803	431,355	1,649,861	1,666,418
Corporate expenses	70,658	78,745	324,182	297,366
Depreciation and amortization	191,582	189,730	730,828	729,285
Impairment charges	16,970	37,651	16,970	37,651
Other operating income, net	13,304	968	22,998	48,127
Operating income	332,526	310,726	1,000,782	1,070,050
Interest expense	418,014	400,930	1,649,451	1,549,023
Gain (loss) on marketable securities	(50)	(4,580)	130,879	(4,580)
Equity in earnings (loss) of nonconsolidated affiliates	(91,291)	6,643	(77,696)	18,557
Loss on extinguishment of debt	(83,980)	(239,556)	(87,868)	(254,723)
Other income, net	(4,591)	1,929	(21,980)	250
Loss before income taxes	(265,400)	(325,768)	(705,334)	(719,469)
Income tax benefit	(36,833)	128,986	121,817	308,279
Consolidated net loss	(302,233)	(196,782)	(583,517)	(411,190)
Less: Amount attributable to noncontrolling interest	6,994	(5,518)	23,366	13,289
Net loss attributable to the Company	$(309,227)	$(191,264)	$(606,883)	$(424,479)

For the three months ended December 31, 2013, foreign exchange rate movements increased the Company’s revenues by $2 million and increased direct operating and SG&A expenses by $2 million.  For the year ended December 31, 2013, foreign exchange rate movements increased the Company’s revenues by $4 million and direct operating and SG&A expenses by $5 million.

TABLE 2 - Selected Balance Sheet Information

Selected balance sheet information for December 31, 2013 and 2012:

(In millions)	December 31,
	2013	2012
Cash	$708.2	$1,225.0
Total Current Assets	2,513.3	2,987.8
Net Property, Plant and Equipment	2,897.6	3,036.9
Total Assets	15,097.3	16,292.7

Current Liabilities (excluding current portion of long term debt)	1,305.9	1,400.4
Long-term Debt (including current portion of long term debt)	20,484.2	20,747.1
Shareholder's Deficit	(8,696.6)	(7,995.2)

TABLE 3 - Total Debt

At December 31, 2013 and 2012, CC Media Holdings had a total debt of:

(In millions)	December 31,
	2013	2012
Senior Secured Credit Facilities	$8,225.8	$9,075.5
Receivables based facility	247.0	-
Priority Guarantee Notes	4,324.8	3,749.8
Other Secured Debt	21.1	25.5
Total Consolidated Secured Debt	12,818.7	12,850.8

Senior Cash Pay and Senior Toggle Notes	222.2	1,626.1
Senior Notes	1,404.2	-
Clear Channel Notes	1,436.5	1,748.6
Subsidiary Senior Notes	2,725.0	2,725.0
Subsidiary Senior Subordinated Notes	2,200.0	2,200.0
Other long-term debt	-	5.6
Purchase accounting adjustments and original issue discount	(322.4)	(409.0)
Total long term debt (including current portion of long-term debt)	$20,484.2	$20,747.1

The current portion of long-term debt was $454 million and $382 million as of December 31, 2013 and 2012, respectively.

Liquidity and Financial Position

For the year ended December 31, 2013, cash flow provided by operating activities was $213 million, cash flow used for investing activities totaled $133 million, cash flow used for financing activities was $596 million, and the effect of exchange rate changes on cash was less than $1 million.  The net decrease in cash was $517 million.

Capital expenditures for the year ended December 31, 2013 were approximately $325 million compared to $390 million for the same period in 2012.  In 2014, capital expenditures are expected to be approximately $300 million.

During the year ended December 31, 2013, subsidiaries of the Company entered into the following debt transactions:

Clear Channel Communications, Inc. (a subsidiary of CC Media Holdings, Inc.)

●	Issued $575 million aggregate principal amount of 11.25% Priority Guarantee Notes due 2021.
●	Repaid 5.75% senior notes at maturity for $312 million.
●	Repaid all $847 million outstanding under Term Loan A under the senior secured credit facilities.
●	Extended $5.0 billion of Term Loan B and Term Loan C facilities due 2016 through a new Term Loan D facility due January 2019.
●	Extended $1.3 billion of Term Loan B and Term Loan C facilities due 2016 through a new Term Loan E facility due July 2019.
●
Exchanged $701.9 million of existing 10.75% Senior Cash Pay Notes due 2016 for $737.2 million of newly-issued Senior Notes due 2021 and $10.9 million in cash.  Exchanged $1,129.3 million of 11.00%/11.75% Senior Toggle Notes due 2016 for $70.9 million in cash and $1,086.3 million in new Senior Notes due 2021; as part of the transaction, a subsidiary of the Company exchanged $452.7 million of 11.00%/11.75% Senior Toggle Notes due 2016 for $31.7 million in cash and $421.0 million in new Senior Notes due 2021.  The new Senior Notes due 2021 have a cash coupon of 12.0% and a payment in kind coupon of 2.0%.

●	Sold a portion of our 14% Senior Notes due 2021 held by an unrestricted subsidiary for over $200 million of net proceeds (transaction occurred in February 2014).

Clear Channel Outdoor Holdings, Inc. (a subsidiary of CC Media Holdings, Inc.)

●
Entered into a $75 million five-year senior secured revolving credit facility for working capital, to issue letters of credit and for other general corporate purposes.  At December 31, 2013, there were no amounts outstanding under the revolving credit facility.

The senior secured credit facilities require Clear Channel to comply on a quarterly basis with a financial covenant limiting the ratio of consolidated secured debt, net of cash and cash equivalents, to consolidated EBITDA (as defined by Clear Channel’s senior secured credit facilities) for the preceding four quarters.  Clear Channel’s secured debt consists of the senior secured credit facilities, the receivables-based credit facility, the priority guarantee notes and certain other secured subsidiary debt.  As required by the definition of consolidated EBITDA in Clear Channel’s senior secured credit facilities, Clear Channel’s consolidated EBITDA for the preceding four quarters of $1.9 billion is calculated as operating income (loss) before depreciation, amortization, impairment charges and other operating income, net plus share-based compensation and is further adjusted for the following items: (i) costs incurred in connection with the closure and/or consolidation of facilities, retention charges, consulting fees and other permitted activities; (ii) extraordinary, non-recurring or unusual gains or losses or expenses and severance; (iii) non-cash charges; (iv) cash received from nonconsolidated affiliates; and (v) various other items.

The following table reflects a reconciliation of consolidated EBITDA (as defined by Clear Channel’s senior secured credit facilities) to operating income and net cash provided by operating activities for the year ended December 31, 2013:

(In millions) Note numbers may not sum due to rounding	Year Ended December 31,
2013
Consolidated EBITDA (as defined by Clear Channel's senior secured credit facilities)	$1,940
Less adjustments to consolidated EBITDA (as defined by Clear Channel's senior secured credit facilities):
Cost incurred in connection with closure and/or consolidation of facilities, retention charges, consulting fees, and other permitted activities	(78)
Extraordinary, non-recurring or unusual gains or losses or expenses and severance (as referenced in the definition of consolidated EBITDA in Clear Channel's senior secured credit facilities)	(39)
Non-cash charges	(41)
Cash received from nonconsolidated affiliates	(20)
Other items	(19)
Less: Depreciation and amortization, Impairment charges, Other operating income, net, and Share-based compensation expense	(742)
Operating income	1,001
Plus: Depreciation and amortization, Impairment charges, Other operating income, net, and Share-based compensation expense	742
Less: interest expense	(1,650)
Less: Current income tax expense	(36)
Less: Other expense, net	(22)
Adjustments to reconcile consolidated net loss to net cash provided by operating activities (including Provision for doubtful accounts, Amortization of deferred financing charges and note discounts, net and Other reconciling items, net)	164
Change in assets and liabilities, net of assets acquired and liabilities assumed	14
Net cash provided by operating activities	$213

The maximum ratio under this financial covenant is currently set at 9:1 and reduces to 8.75:1 for the year ended December 31, 2014. At December 31, 2013, the ratio was 6.3:1.

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following tables set forth the Company’s OIBDAN for the three months and years ended December 31, 2013 and 2012.  The Company defines OIBDAN as consolidated net income (loss) adjusted to exclude non-cash compensation expenses and the following line items presented in its Statement of Operations:  Income tax benefit; Other income (expense), net; Equity in earnings (loss) of nonconsolidated affiliates; Gain (loss) on marketable securities; Interest expense; Other operating income, net; D&A; and Impairment charges.

The Company uses OIBDAN, among other things, to evaluate the Company’s operating performance.  This measure is among the primary measures used by management for the planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management.  We believe this measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and net income.  It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management.  The Company believes it helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different capital structures, stock option structures or tax rates.  In addition, the Company believes this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies.  OIBDAN is not necessarily a measure of the Company’s ability to fund its cash needs.  As it excludes certain financial information compared with operating income and net loss, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.

In addition, because a significant portion of the Company’s advertising operations are conducted in foreign markets, principally the Euro area, the U.K. and China, management reviews the operating results from its foreign operations on a constant dollar basis.  A constant dollar basis (in which a foreign currency adjustment is made to show the 2013 actual foreign revenues, expenses and OIBDAN at average 2012 foreign exchange rates) allows for comparison of operations independent of foreign exchange rate movements.

As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including (i) OIBDAN for each segment to consolidated operating income (loss); (ii) Revenues excluding the effects of foreign exchange and divestitures to revenues; (iii) Expenses excluding the effects of foreign exchange and divestitures to expenses; (iv) OIBDAN excluding the effects of foreign exchange and divestitures to OIBDAN; (v) Revenues excluding effects of political revenue to CCME revenues; (vi) Corporate expenses excluding non-cash compensation expenses to Corporate expenses; and (vii) OIBDAN to net loss.

Reconciliation of OIBDAN for each segment to Consolidated Operating Income (Loss)

(In thousands)	Operating income (loss)	Non-cash compensation expenses	Depreciation and amortization	Other operating income, net and impairment charges	OIBDAN
Three Months Ended December 31, 2013
CCME	$255,599	$-	$70,511	$-	$326,110
Americas Outdoor	82,786	-	52,341	-	135,127
International Outdoor	64,616	-	53,914	-	118,530
Other	9,171	-	9,494	-	18,665
Impairment Charges	(16,970)	-	-	16,970	-
Corporate	(75,980)	2,622	5,322	-	(68,036)
Other operating income, net	13,304	-	-	(13,304)	-
Consolidated	$332,526	$2,622	$191,582	$3,666	$530,396

Three Months Ended December 31, 2012
CCME	$269,229	$-	$68,464	$-	$337,693
Americas Outdoor	80,148	-	50,321	-	130,469
International Outdoor	47,146	-	55,773	-	102,919
Other	34,106	-	10,697	-	44,803
Impairment Charges	(37,651)	-	-	37,651	-
Corporate	(83,220)	8,450	4,475	-	(70,295)
Other operating income, net	968	-	-	(968)	-
Consolidated	$310,726	$8,450	$189,730	$36,683	$545,589

Year Ended December 31, 2013
CCME	$908,396	$-	$271,126	$-	$1,179,522
Americas Outdoor	306,454	-	196,597	-	503,051
International Outdoor	100,912	-	203,927	-	304,839
Other	23,061	-	39,291	-	62,352
Impairment Charges	(16,970)	-	-	16,970	-
Corporate	(344,069)	16,715	19,887	-	(307,467)
Other operating income, net	22,998	-	-	(22,998)	-
Consolidated	$1,000,782	$16,715	$730,828	$(6,028)	$1,742,297

Year Ended December 31, 2012
CCME	$941,639	$-	$271,399	$-	$1,213,038
Americas Outdoor	293,649	-	192,023	-	485,672
International Outdoor	77,860	-	205,258	-	283,118
Other	58,829	-	45,568	-	104,397
Impairment Charges	(37,651)	-	-	37,651	-
Corporate	(312,403)	28,540	15,037	-	(268,826)
Other operating income, net	48,127	-	-	(48,127)	-
Consolidated	$1,070,050	$28,540	$729,285	$(10,476)	$1,817,399

Reconciliation of Revenues excluding Effects of Foreign Exchange Rates and Divestitures to Revenues

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2013	2012		2013	2012
Consolidated revenue	$1,694,367	$1,696,336	(0%)	$6,243,044	$6,246,884	(0%)
Excluding: Foreign exchange (increase) decrease	(2,172)	-		(3,515)	-
Excluding: Divestiture of businesses	-	-		-	(20,404)
Revenue excluding effects of foreign exchange	$1,692,195	$1,696,336	(0%)	$6,239,529	$6,226,480	0%
Americas Outdoor revenue	$337,620	$343,407	(2%)	$1,290,452	$1,279,257	1%
Excluding: Foreign exchange (increase) decrease	897	-		1,679	-
Americas Outdoor revenue excluding effects of foreign exchange	$338,517	$343,407	(1%)	$1,292,131	$1,279,257	1%
International Outdoor revenue	$468,476	$459,787	2%	$1,655,738	$1,667,687	(1%)
Excluding: Foreign exchange (increase) decrease	(3,069)	-		(5,194)	-
Excluding: Divestiture of businesses	-	-		-	(20,404)
International Outdoor revenue excluding effects of foreign exchange	$465,407	$459,787	1%	$1,650,544	$1,647,283	0%

Reconciliation of Expenses (Direct Operating and SG&A Expenses) excluding Effects of Foreign Exchange Rates and Divestitures to Expenses

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2013	2012		2013	2012
Consolidated expense	$1,095,935	$1,080,452	1%	$4,193,280	$4,160,659	1%
Excluding: Foreign exchange (increase) decrease	(1,745)	-		(5,348)	-
Excluding: Divestiture of businesses	-	-		-	(17,196)
Consolidated expense excluding effects of foreign exchange	$1,094,190	$1,080,452	1%	$4,187,932	$4,143,463	1%
Americas Outdoor expense	$202,493	$212,938	(5%)	$787,401	$793,585	(1%)
Excluding: Foreign exchange (increase) decrease	702	-		1,350	-
Americas Outdoor expense excluding effects of foreign exchange	$203,195	$212,938	(5%)	$788,751	$793,585	(1%)
International Outdoor expense	$349,946	$356,868	(2%)	$1,350,899	$1,384,569	(2%)
Excluding: Foreign exchange (increase) decrease	(2,447)	-		(6,698)	-
Excluding: Divestiture of businesses	-	-		-	(17,196)
International Outdoor expense excluding effects of foreign exchange	$347,499	$356,868	(3%)	$1,344,201	$1,367,373	(2%)

Reconciliation of OIBDAN excluding Effects of Foreign Exchange Rates and Divestitures to OIBDAN

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2013	2012		2013	2012
Consolidated OIBDAN	$530,396	$545,589	(3%)	$1,742,297	$1,817,399	(4%)
Excluding: Foreign exchange (increase) decrease	(427)	-		1,833	-
Excluding: Divestiture of businesses	-	-		-	(3,208)
OIBDAN excluding effects of foreign exchange	$529,969	$545,589	(3%)	$1,744,130	$1,814,191	(4%)
Americas Outdoor OIBDAN	$135,127	$130,469	4%	$503,051	$485,672	4%
Excluding: Foreign exchange (increase) decrease	195	-		330	-
Americas Outdoor OIBDAN excluding effects of foreign exchange	$135,322	$130,469	4%	$503,381	$485,672	4%
International Outdoor OIBDAN	$118,530	$102,919	15%	$304,839	$283,118	8%
Excluding: Foreign exchange (increase) decrease	(622)	-		1,503	-
Excluding: Divestiture of businesses	-	-		-	(3,208)
International Outdoor OIBDAN excluding effects of foreign exchange	$117,908	$102,919	15%	$306,342	$279,910	9%

Reconciliation of Revenues excluding Effects of Political Revenue to Revenues

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2013	2012		2013	2012
Consolidated revenue	$1,694,367	$1,696,336	(0%)	$6,243,044	$6,246,884	(0%)
Excluding: Political revenue	(5,716)	(65,500)		(21,838)	(124,031)
Consolidated revenue excluding effects of political revenue	$1,688,651	$1,630,836	4%	$6,221,206	$6,122,853	2%
CCME revenue	$845,555	$821,472	3%	$3,131,595	$3,084,780	2%
Excluding: Political revenue	(4,107)	(41,042)		(17,006)	(75,631)
CCME revenue excluding effects of political revenue	$841,448	$780,430	8%	$3,114,589	$3,009,149	4%
Americas Outdoor revenue	$337,620	$343,407	(2%)	$1,290,452	$1,279,257	1%
Excluding: Political revenue	(159)	(2,135)		(739)	(4,236)
Americas Outdoor revenue excluding effects of political revenue	$337,461	$341,272	(1%)	$1,289,713	$1,275,021	1%
Other revenue	$60,086	$89,970	(33%)	$227,864	$281,879	(19%)
Excluding: Political revenue	(1,450)	(22,323)		(4,093)	(44,164)
Revenue excluding effects of political revenue	$58,636	$67,647	(13%)	$223,771	$237,715	(6%)

Reconciliation of Corporate Expenses excluding Non-cash compensation expenses to Corporate Expenses

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2013	2012		2013	2012
Corporate Expense	$70,658	$78,745	(10%)	$324,182	$297,366	9%
Less: Non-cash compensation expense	(2,622)	(8,450)		(16,715)	(28,540)
	$68,036	$70,295	(3%)	$307,467	$268,826	14%

Reconciliation of OIBDAN to Net Loss

(In thousands)	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2013	2012		2013	2012
OIBDAN	$530,396	$545,589	(3%)	$1,742,297	$1,817,399	(4%)
Non-cash compensation expense	2,622	8,450		16,715	28,540
Depreciation and amortization	191,582	189,730		730,828	729,285
Impairment charges	16,970	37,651		16,970	37,651
Other operating income, net	13,304	968		22,998	48,127
Operating income	332,526	310,726		1,000,782	1,070,050
Interest expense	418,014	400,930		1,649,451	1,549,023
Gain (loss) on marketable securities	(50)	(4,580)		130,879	(4,580)
Equity in earnings (loss) of nonconsolidated affiliates	(91,291)	6,643		(77,696)	18,557
Loss of extinguishment of debt	(83,980)	(239,556)		(87,868)	(254,723)
Other income (expense), net	(4,591)	1,929		(21,980)	250
Loss before income taxes	(265,400)	(325,768)		(705,334)	(719,469)
Income tax benefit	(36,833)	128,986		121,817	308,279
Consolidated net loss	(302,233)	(196,782)		(583,517)	(411,190)
Less: Amount attributable to noncontrolling interest	6,994	(5,518)		23,366	13,289
Net loss attributable to the Company	$(309,227)	$(191,264)		$(606,883)	$(424,479)

About CC Media Holdings, Inc.

CC Media Holdings, Inc. (OTCBB: CCMO), the parent company of Clear Channel Communications, is one of the leading global multi-platform media and entertainment companies specializing in radio, digital, out-of-home, mobile, live events, and on-demand entertainment and information services for local communities and providing premier opportunities for advertisers.  Its Clear Channel Media+Entertainment division has the largest reach of any radio or television outlet in America, serving 150 cities through 835 owned radio stations in addition to its iHeartRadio digital platform.  Its publicly traded Clear Channel Outdoor Holdings, Inc. division (NYSE: CCO) is one of the world’s largest out-of-home advertising companies, with more than 675,000 displays in over 40 countries across five continents, including 47 of the 50 largest markets in the United States. More information is available at www.clearchannel.com.

For further information, please contact:

Media
Wendy Goldberg
Executive Vice President – Communications
(212) 549-0965

Investors
Effie Epstein
Vice President – Planning and Investor Relations
(212) 377-1116

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CC Media Holdings, Inc. and its subsidiaries, including Clear Channel Communications, Inc. and Clear Channel Outdoor Holdings, Inc., to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: the impact of the Company’s substantial indebtedness, including the use of cash from operations and other liquidity-generating transactions to make payments on its indebtedness; changes in business, political and economic conditions in the United States and in other countries in which the Company currently does business (both general and relative to the advertising industry); changes in operating performance; changes in governmental regulations and policies and actions of regulatory bodies; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in capital expenditure requirements; fluctuations in exchange rates and currency values; the outcome of litigation; fluctuations in interest rates; taxes and tax disputes; shifts in population and other demographics; access to capital markets and borrowed indebtedness; risks relating to the integration of acquired businesses; and risks that we may not achieve or sustain anticipated cost savings. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in the Company’s reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of CC Media Holdings, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Except as otherwise stated in this release, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.